Exhibit 99.01

TRANSLink Transmission Company

Proposed New Electric Transmission Company

Contact:	TRANSLink, Media Relations Consultants at	612-215-5300

	Alliant Energy, Karmen Wilhelm at	319-398-7784

	Corn Belt Power Cooperative, Kathy Taylor at	515-332-2571

	MidAmerican Energy Company, Kevin Waetke at	515-281-2785

	Nebraska Public Power District, David Simon at	402-563-5520

	Omaha Public Power District, Gary Williams at	402-636-3744

	Xcel Energy, Media Relations Consultants at	612-215-5300

Six Electric Utility Companies Announce the Formation of
TRANSLink Transmission Company

Washington, D.C. – Sept. 28, 2001 – Six electric utility companies today asked federal regulators to let them integrate operations of their electric transmission systems into a single, efficient system through the formation of TRANSLink Transmission Co. LLC (TRANSLink) (www.translinktc.com).

The application to create TRANSLink, a for-profit, transmission-only company, was filed with the Federal Energy Regulatory Commission (FERC). The applicants are: Alliant Energy, Corporation’s Iowa-based subsidiaries — IES Utilities Inc. (IES), Cedar Rapids, Iowa and Interstate Power Company (IPC), Dubuque, Iowa; Corn Belt Power Cooperative, Humboldt, Iowa; MidAmerican Energy Company, Des Moines, Iowa; Nebraska Public Power District, Columbus, Neb.; Omaha Public Power District, Omaha, Neb.; and Xcel Energy, Minneapolis, Minn. The utilities will participate in TRANSLink through a combination of divestiture, leases and operating agreements.

“Combining and standardizing our transmission operations will allow more efficient electricity markets to develop, helping to prevent the price and reliability problems customers have experienced in other areas of the country,” said Audrey Zibelman, vice president of transmission for Xcel Energy and TRANSLink spokesperson.

TRANSLink’s business will be the development, maintenance and operation of a robust transmission system capable of meeting the increasing energy demands both locally and throughout the region. “Our goal is to ensure that the transmission system is capable of moving electric energy from where it is generated to where it is needed. Our initial participants — which include investor-owned, public power and cooperative power utilities — are committed to creating the infrastructure necessary to support a competitive wholesale electricity marketplace,” Zibelman explained.

TRANSLink will oversee 26,000 miles of transmission lines, linking generators producing 35,000 megawatts of electric power to approximately 6.9 million customers in 14 states, making it one of the largest transmission companies in the nation.

The participants asked FERC to expedite consideration of their application and hope action will occur by early 2002. The application describes the proposed structure, tariffs and governance of the new company.

The six participants believe TRANSLink is the most cost-efficient option available to manage transmission and to comply with regulations issued by FERC in 1999 (known as Order No. 2000) that require investor-owned electric utilities to transfer operational control of their transmission system to an independent regional transmission organization (RTO).

TRANSLink will comply with these regulations by operating independently of both buyers and sellers in the electricity market, including the applicant utilities. However, its board of directors will also be responsible for maximizing the value of the transmission system and increasing the efficiency of its operations. Other options for complying with the FERC regulations leave ownership with the utilities, but do not allow the owners any operational control.

Under the proposal, TRANSLink will be responsible for planning, managing and operating both local and regional transmission. Transmission service pricing will continue to be regulated by FERC, but construction and permitting approvals will continue to rest with regulators in the states served by TRANSLink. The participants have also entered into a memorandum of understanding with the Midwest Independent Transmission Operator, Inc. (MISO) in which they agree that TRANSLink will contract with MISO for certain other required RTO functions and services.

“MidAmerican is pleased to participate in a venture that complies with the federal rules but avoids the inefficiency and reliability concerns that exist under other available options,” said Jim Averweg, vice president, engineering at MidAmerican Energy. “TRANSLink can help achieve the wholesale electric supply market competition FERC envisions even as it protects service to our residential and business customers.”

Eliot Protsch, president, IES and IPC, noted that the decision for Alliant Energy subsidiaries IPC and IES to join TRANSLink follows naturally from the participation of their affiliate, Alliant Energy-Wisconsin Power and Light Company, in the Wisconsin-based American Transmission Company, LLC (ATC LLC). TRANSLink and ATC LLC represent significant milestones in Alliant Energy’s long quest to establish a workable transmission business model that is truly independent of electricity producers and buyers, beneficial to electricity consumers and viable for investors.

Another unique feature of TRANSLink is the participation of three public power utilities, which are not under FERC regulation. Pat Pope, vice president of transmission services for Nebraska Public Power District, commented that, “TRANSLink will simplify our access to the electricity supply market by offering one transmission pricing structure across the entire region. This will help keep electric service reliable and prices stable for Nebraska’s energy consumers.”

Jerry Krause, division manager of electric operations for Omaha Public Power District, noted that OPPD is always looking for ways to expand its access to more potential energy purchasers and suppliers. “Our customer-owners expect a great deal from us, and everything we do is intended to help us meet those expectations,” said Krause. “In this case, the TRANSLink approach to maintaining and improving regional transmission-system reliability and economy offers clear benefits.”

Ken Kuyper, senior vice president, engineering and system operations at Corn Belt Power Cooperative, said, “TRANSLink will allow our members to benefit from access to a broader electric supply market while preserving the unique role of public power in the electric industry.”

The TRANSLink proposal is subject to receipt of all required federal and state regulatory approvals. A headquarters location has not yet been selected.

For more information about the TRANSLink participants, please visit their Web sites at the following addresses:

Alliant Energy Corporation (NYSE:LNT), www.alliantenergy.com

Corn Belt Power Cooperative, www.cbpower.com

MidAmerican Energy Company, www.midamericanenergy.com

Nebraska Public Power District, www.nppd.com

Omaha Public Power District, www.oppd.com

Xcel Energy Inc. (NYSE:XEL), www.xcelenergy.com